                                                        Exhibit 99.B(d)(2)(H)(i)

                                   SCHEDULE A

     The Series of ING Investors Trust (formerly The GCG Trust) as described in
Section 1 of the attached Portfolio Management Agreement, to which Capital Guardian Trust Company shall act as Portfolio Manager are as follows:

ING Capital Guardian Large Cap Value Portfolio
ING Capital Guardian Managed Global Portfolio
ING Capital Guardian Small Cap Portfolio